Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-156130) on Form S-8 of Potlatch of our report dated June 28, 2016, with respect to the statements of net assets available for benefits of Potlatch Salaried 401(k) Plan as of December 31, 2015 and 2014, the related statements of changes in net assets available for benefits for the years then ended, and the related supplementary schedule as of December 31, 2015, appearing in this Annual Report (Form 11-K) of Potlatch Salaried 401(k) Plan.

/s/ Moss Adams LLP
Spokane, Washington
June 28, 2016